Exhibit 10.1

STANDSTILL AGREEMENT

This Agreement dated October 24, 2005 (the “Effective Date”) is made and entered into by and among Palisades Master Fund, LP (“PMF”), PEF Advisors, Ltd. (“PEF”) and World Health Alternatives, Inc. (“Company”).

WHEREAS, PMF is the holder of 5,882 shares of Series A Convertible Preferred Stock which was issued by the Company on December 15, 2004 (the “Series A Preferred”);

WHEREAS, PMF is the holder of that certain Senior Convertible Debenture Due August 17, 2008 in the original face amount of $9,674,419.50 (the “PMF Convertible Debenture”) issued pursuant to that certain Securities Purchase Agreement dated as of May 17, 2005 by and among the Company and certain investors including PMF (the “SPA”, and together with all documents related thereto (including all Senior Convertible Debentures Due August 17, 2008, the Registration Rights Agreement executed by the Company dated May 17, 2005, and related Warrants the “SPA Documents”);

WHEREAS, PMF and the Company are parties to that certain Bridge Loan Agreement dated August 18, 2005 pursuant to which PMF loaned the Company $4,000,000 (the “Bridge Loan”);

WHEREAS, on August 24, 2005, PMF advanced $2,000,000 to the Company (the “Advance”)(the SPA Documents, the PMF Convertible Debenture, the Bridge Loan and the Advance are collectively referred to herein as the “Subject Obligations”);

WHEREAS, the holders of the Subject Obligations have asserted that some or all of such obligations have matured and are currently due and owing and have made demand on the Company for payment of the same;

WHEREAS, the Company has asserted or may assert defenses with respect to the Subject Obligations;

WHEREAS, the Company desires that PMF and PEF enter into this Agreement and not enforce any rights and remedies available to it in order to afford the Company time to restructure its debt and/or sell or dispose of certain of its assets and PMF and PEF are willing to enter into this Agreement and to compromise and settle certain of its claims against and interests in the Company on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements and undertakings of the parties contained herein, the parties agree as follows:

1. Each of PMF and PEF agrees that, beginning on the Effective Date and ending on January 20, 2006 (the “Standstill Period”), it will not commence or continue litigation with respect to the Series A Preferred, the Subject Obligations or any other claim against or interest in the Company or its subsidiaries (the “Claims and Interests”) or otherwise exercise its rights and remedies with respect to the Claims and Interests, including, but not limited to, taking any action to commence a voluntary or involuntary bankruptcy case against the Company or any of its subsidiaries (to the extent applicable); provided, however, that the Standstill Period shall terminate immediately upon the occurrence of any of the following (a “Termination Event”) (i) the commencement by or against the Company or any of its subsidiaries, as debtor, of a voluntary or involuntary bankruptcy case under Title 11 of the United States Code, (ii) the sale by the Company of all or substantially all of its assets or (iii) the acceleration of the indebtedness owed by the Company to CapitalSource Finance, LLC.

2. The Company shall pay to PMF (for its benefit and benefit of PEF) a fee in the form of a promissory note (the “Standstill Note”) to be executed and delivered by the Company in favor of PMF in the original principal amount of $300,000 (the “Standstill Fee”) which Standstill Note shall mature on the earliest of January 20, 2006 and a Termination Event. No interest shall accrue or be payable on the Standstill Note during the Standstill Period. After execution of the Standstill Period, interest shall accrue on the principal portion of the Standstill Note at a rate of interest equal to twelve percent (12%) per annum. Notwithstanding that the Standstill Note matures on January 20, 2006 the parties agree that the Standstill Fee is earned as of the date of this Agreement.

3. In full and complete satisfaction of all claims and obligations now or hereafter owed or owing to PMF or PEF under the Bridge Loan, the Advance, the PMF Convertible Debenture and the SPA Documents, the Company shall execute and deliver in favor of PMF (for itself and for the benefit of PEF) a promissory note in the original principal amount of $8,040,879.70, the form of which is attached hereto as Exhibit A (the “Note”). Upon execution and delivery of the Note, PMF and PEF shall dismiss with prejudice that lawsuit pending as Palisades Master Fund, L.P. and PEF Advisors, Ltd. v. World Health Alternatives, Inc., Case No. 05CV8290 in the United States District Court for the Southern District of New York. The obligations of the Company evidenced by the Note are not subject to offset or defense. Notwithstanding anything to the contrary contained in this Agreement or the Note, nothing herein or in the Note shall release, waive or discharge any claim, obligation, right or liability of PMF or PEF, on the one hand, to the Company or any of its affiliates, on the other hand or any defense of PMF or PEF thereto.

4. The Company acknowledges and agrees that PMF is the holder of 5,882 shares of valid issued and outstanding Series A Preferred Stock of the Company.

5. Each of the undersigned represents that he or she has the authority to execute this Agreement on behalf of the party for whom it is executed.

6. This Standstill Agreement is binding upon the undersigned parties and on any representatives, successors, heirs, and assigns of the parties hereto.

7. This Standstill Agreement may be executed in one or more counterparts and by facsimile, each of which counterparts shall be deemed an original hereof, but all of which together shall constitute one agreement.

8. This Standstill Agreement shall be construed pursuant to the laws of the State of New York, without giving effect to the choice-of-law rules of New York law.

9. This Agreement is not and should not be construed as a waiver of any rights, remedies, claims and causes of action by any party hereto. All such rights, remedies, claims or causes of action are expressly reserved.

IN WITNESS WHEREOF, the parties hereto have duly executed this Standstill Agreement under seal as of the date first above written.

WORLD HEALTH ALTERNATIVES, INC.

By:	/s/ Scott Phillips
Name:	Scott Phillips
Title:	Chief Restructuring Officer

[SIGNATURE PAGE TO STANDSTILL AGREEMENT]

PALISADES MASTER FUND, LP

By:
Name:
Title: Authorized Signatory

PEF ADVISORS, LTD.

By:	/s/ David Sims
Name: David Sims
Title: Director